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                                                             Exhibit 99.B(i)(10)

[DECHERT LLP LETTERHEAD]


July 14, 2006

ING Investors Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re:  Securities Act Registration No. 33-23512
     Investment Company Act File No. 811-05629

Ladies and Gentlemen:

We have acted as counsel to ING Investors Trust (the "Trust"), a Massachusetts business trust, and its series, the ING FMR Equity Income Portfolio and ING Pioneer Equity Income Portfolio (the "Portfolios"), in connection with the above-referenced registration statement (the "Registration Statement") and have a general familiarity with the Trust's business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the registration of the Adviser Class, Institutional Class, Service Class and Service 2 Class shares on behalf of the Portfolios.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the Adviser Class, Institutional Class, Service Class and Service 2 Class shares of beneficial interest of the Portfolios, registered under the Securities Act of 1933, as amended ("1933 Act") in the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about July 17, 2006, will be duly and validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Counsel." In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,


/s/ Dechert LLP